Exhibit 99.1
PRESS RELEASE
WESTWOOD ONE, INC.
REPORTS RESULTS FOR
THE THIRD QUARTER 2010
New York, NY — November 15, 2010 — Westwood One, Inc. (NASDAQ: WWON), a leading independent provider of network radio content and traffic information to the radio, television and on-line sectors, today reported operating results for the third quarter ended September 30, 2010. As reflected in its financial statements, Westwood One is organized into two business segments: Network Radio and Metro Traffic. Network Radio provides network programming to approximately 5,000 radio stations, distributing over 150 news, sports, music, talk and entertainment programs. Metro Traffic consists of both a radio business (Metro Traffic radio) and a television business (Metro Television). Metro Traffic radio produces and distributes traffic and other local information reports to over 2,250 radio stations. Metro Television produces and distributes such reports to approximately 165 television stations.
Westwood One’s third quarter revenue increased $9.5 million, or 12.1%, to $88.0 million from $78.5 million in 2009. Revenue for the first nine months of the year increased $16.2 million, or 6.6%, to $264.2 million compared to $248.0 million in 2009.
“We have achieved revenue increases in each of our businesses in the third quarter,” said Rod Sherwood, President. “Our Metro Traffic Radio and Television businesses experienced double-digit revenue increases, and Network Radio revenue grew by 9.3%. We outpaced growth in the market for the third quarter where local/national spot radio advertising was up 5%, and network advertising was up 4.6%, according to industry analysts. This growth reflects a stabilizing advertising market. It also reflects the results of our three-pronged strategy of providing solutions to our advertising customers, offering new programming to an expanded affiliate base, and investing in our salesforce and infrastructure to grow revenue and continually improve our client service.”
In the third quarter of 2010, Westwood One also increased its operating and financial flexibility, and reduced its financial risk, by significantly easing its debt leverage covenants with its lenders and obtaining $10 million in additional liquidity. An additional $10 million equity infusion from The Gores Group is planned for early next year. The improved capital structure allows the Company to consider investments and other growth opportunities to strategically expand its business.
Each of Westwood One’s divisions delivered improved revenue performance in 2010 compared to the same period in 2009. Network Radio revenue was up 9.3% for the third quarter, and 6.1% for the first nine months of the year. Network Radio outpaced the overall market, which grew by 4.6% in the third quarter, according to the September Miller Kaplan report. Network Radio launched the 2010 NFL and NCAA Football packages in the third quarter, which are pacing ahead of last year’s record pace.

Revenue for the total Metro Traffic business was up 15.0% in the third quarter and up 7.1% for the first nine months of the year. Metro Traffic Radio revenue was up 16.0% in the third quarter, and up 7.4% for the first nine months of the year, reflecting increases in the four key categories of financial services, automotive, retail and restaurants. Metro Television revenue increased by 11.9% in the third quarter consistent with a strong television upfront, and was up 6.1% for the first nine months of the year.
“We see continued momentum in advertising revenue across our Radio businesses in the fourth quarter of the year,” said Sherwood. “Upfront presentations are strong, and our Radio businesses are pacing ahead of 2009, with double-digit percentage increases.”
Westwood One’s operating loss in the third quarter was $3.1 million, which represents a $57.0 million improvement over the third quarter of 2009. This improvement was largely due to the absence of the 2009 impairment charge of $50.5 million. In addition, the improvement in operating loss reflects increased income in the Metro Traffic and Network businesses, lower depreciation expense of $3.6 million, and lower corporate expenses.
Adjusted EBITDA doubled to $4.5 million compared to $2.2 million in the third quarter of 2009. Adjusted EBITDA increased primarily due to increased Metro Traffic Adjusted EBITDA, and decreased corporate expense. Earnings for Network Radio increased as a result of higher revenue, partially offset by increased expenses for programming and production and investments in the Network Radio salesforce.
In other business highlights, Westwood One’s Network Radio now has the largest share of daypart-specific inventory delivering audiences for all key demos, including the 25-54 and 18-49 age groups in Adults, Men and Women. Other new Network initiatives include the CMT Radio Live with Cody Alan tour, which has performed in several cities with top artists like LeAnn Rimes, Lee Brice, and Steel Magnolia. In addition, Perez Hilton Fab 30 Countdown is now broadcast in six of the top 10 markets, including New York, Los Angeles, and Chicago.
The Metro Traffic business achieved growth in revenue and adjusted EBITDA by delivering a solid advertising performance across key categories, growing its affiliate base, and expanding its Sigalert digital business to additional radio and television affiliates. Recently, Metro Traffic Radio announced a partnership with Univision Radio, the leading Spanish-language radio broadcaster in the U.S., to be the exclusive provider of traffic content for Univision Radio stations in fourteen major markets.
The Company also merged its Radio and Television affiliate sales teams to drive increased affiliations in both divisions. In radio, Metro Traffic added new affiliates for its traffic, sports and news products, including stations from Hearst Broadcasting (Milwaukee), ESPN Radio (Los Angeles), Salem (Washington, D.C.), Carter Broadcasting (Kansas City), Next Media (Chicago), and Emmis (Austin). Metro Television introduced its new Sigalert television graphics package which is now carried by fourteen TV affiliates, including four new stations, and growing.

In the future, Westwood One will maintain its strategic focus on developing solutions for its advertising customers, distributing the highest quality programming to its affiliates, and investing in its infrastructure to streamline operations, reduce costs and better serve clients.
Three Months Ended September 30, 2010(3)
For the three months ended September 30, 2010, revenue was $88.0 million, an increase of $9.5 million, or 12.1%, compared to $78.5 million in the third quarter of 2009.
Network Radio revenue was $44.2 million, an increase of $3.8 million, or 9.3%, compared to $40.4 million in the third quarter of 2009. Advertising revenue was up in sports, news, music and entertainment programming, which was partially offset by declines in talk radio.
Overall, Metro Traffic revenue for the third quarter was $43.7 million, an increase of $5.7 million, or 15.0%, from $38.0 million in 2009. Revenue for Metro Traffic radio increased by 16.0%, with growth coming primarily from the key categories of automotive, financial services, retail and restaurants. Revenue for Metro Television increased by 11.9% in the third quarter.
Operating loss in the third quarter of 2010 improved by $57.0 million, to $3.1 million from $60.1 million in 2009. The improvement reflects the absence of the 2009 impairment charge of $50.5 million, lower depreciation expense of $3.6 million, improvement in the Metro Traffic results of $1.4 million and lower corporate expense of $1.1 million.
Adjusted EBITDA (1) for the third quarter of 2010 was $4.5 million, an increase of $2.3 million from $2.2 million in 2009. This earnings increase was primarily the result of increased revenue from Metro Traffic and Network Radio, partially offset by higher operating costs. Corporate expense declined for the third quarter of 2010.
Interest expense in the third quarter of 2010 increased $0.9 million, or 18.2%, to $5.8 million from $4.9 million in the third quarter of 2009. This reflects higher average balances of outstanding debt, which resulted from increased borrowings, and increased interest expense related to a capital lease incurred in connection with the Culver City sale-leaseback transaction that closed in December 2009.
Other expense in the third quarter of 2010 was $1.9 million which represents the fair market value adjustment related to the $10 million equity investment by The Gores Group planned for early 2011. This investment constitutes an embedded derivative and has been valued in our third quarter financial statements in accordance with derivative accounting.

The Company’s tax benefit decreased $8.0 million to $3.6 million compared to $11.6 million in the third quarter of 2009, due to a lower pre-tax loss, partially offset by a higher effective tax rate.
Net loss for the third quarter was $7.2 million, or $0.35 per diluted share, compared with a net loss of $53.6 million, or $10.03 per diluted share in 2009. The year-over-year change in net loss reflects the absence of the 2009 impairment charge of $50.5 million and the reduced tax benefit of $8.0 million. Per share amounts reflect the effect of the 200-for-1 reverse stock split of our common stock that occurred on August 3, 2009. Third quarter 2009 average share amounts were significantly lower than in the third quarter of 2010 as a result of the conversions of shares of preferred stock into common stock in July and August 2009.
Free cash flow(2) usage in the third quarter of 2010 was $8.3 million as compared to a free cash flow usage of $3.0 million in 2009, representing a decreased cash flow of $5.3 million. This was due to an unfavorable working capital change of $10.9 million, higher capital expenditures of $1.7 million, a higher net loss of $4.2 million (absent the 2009 impairment charge of $50.5 million), and lower other non-cash adjustments of $3.1 million, partially offset by a lower decrease in the deferred tax liability of $14.4 million.
Nine Months Ended September 30, 2010(3)
For the nine months ended September 30, 2010, revenue increased $16.2 million, or 6.6%, to $264.2 million compared with $248.0 million in 2009. Network revenue increased to $139.8 million from $131.8 million for 2009, an increase of $8.0 million, or 6.1%. This increase was primarily from higher sports advertising revenue, including the NCAA Men’s Basketball Championship, the NFL games, and the 2010 Winter Olympics, partially offset by decreases in talk radio.
Overall, Metro Traffic revenue for the nine months ended September 30, 2010 increased to $124.4 million from $116.2 million in 2009, an increase of $8.2 million, or 7.1%. This increase was primarily the result of increased radio advertising revenue in the automotive, financial services, retail and restaurant sectors. It also reflects an increase in television advertising revenue.
Operating loss in the nine months ended September 30, 2010 was $12.7 million compared with an operating loss of $88.0 million in 2009, or a decrease of $75.3 million. The decreased loss reflects the absence of the 2009 impairment charge of $50.5 million, an increase in revenue, lower restructuring and special charges, and lower depreciation and amortization, partially offset by an increase in operating costs.
Adjusted EBITDA (1) for the nine months ended September 30, 2010 was $11.3 million, an increase of $7.0 million from $4.3 million in 2009.

This improvement was due to increased Network Radio and Metro Traffic revenue, and lower programming and production related expenses, partially offset by higher inventory-related operating costs and payroll expenses which reflect additional sales force hires in the first half of 2010, and variable compensation tied to revenue increases. The lower programming and production expenses resulted from our cost-reduction programs enacted in late 2008 and 2009.
For the nine months ended September 30, 2010, net loss was $19.4 million, or $0.94 per diluted share, compared with a net loss of $78.7 million, or $34.28 per diluted share in 2009. The year-over-year change in net loss reflects the absence of the 2009 impairment charge of $50.5 million, lower restructuring and special charges of $14.1 million, and the reduced tax benefit of $9.5 million. Per share amounts reflect the effect of the 200-for-1 reverse stock split of our common stock that occurred on August 3, 2009. Average share amounts for the nine months ended September 30, 2009 were significantly lower than the nine months ended September 30, 2010 as a result of the conversions of shares of preferred stock into common stock in July and August 2009.
Free cash flow(2) in the first nine months of 2010 was $0.4 million as compared to a free cash flow usage of $21.0 million for the comparable period in 2009, representing an increased cash flow of $21.4 million. This was due to a federal tax refund of $12.9 million in 2010, a lower decrease in the deferred tax liability of $10.5 million and a lower net loss of $8.8 million (absent the 2009 impairment charge of $50.5 million), partially offset by working capital usage of $5.2 million, lower other non-cash adjustments of $2.3 million, and higher capital expenditures of $3.3 million.
Outlook
Although the economic outlook remains uncertain, advertisers are maintaining momentum in the marketplace and are continuing to execute their advertising spending plans in the fourth quarter. The Company is cautiously optimistic that the third quarter revenue growth trajectory in Network Radio and Metro Traffic Radio will continue in the fourth quarter on a year-over-year basis, based on favorable bookings to date.
Westwood One has announced the introduction of new talk programming, scheduled to launch in the first quarter of 2011, and intends to continue bringing new content to affiliates and advertisers which it expects will drive future growth.
In addition, the Company has increased its operational and financial flexibility which will enable it to consider investments and other strategic growth opportunities.
About Westwood One
Westwood One (NASDAQ: WWON) is one of the nation’s largest providers of network radio programming and one of the largest domestic providers of traffic information in the U.S. Westwood One serves more than 5,000 radio and 165 TV stations in the U.S. Westwood One provides over 150 news, sports, music, talk and entertainment programs, features and live events to numerous media partners. Through its Metro Traffic business, Westwood One provides traffic reporting and local news, sports and weather to more than 2,250 radio and TV stations. Westwood One also provides digital and other cross-platform delivery of its Network and Metro Traffic content to radio, television and newspaper affiliates.

Footnotes to Press Release
(1) Free cash flow is a non-GAAP financial measure that is reconciled to net cash provided by (used in) operating activities, its most directly comparable GAAP measure, in the accompanying financial tables. Free cash flow is defined by the Company as net cash provided by (used in) operating activities, less capital expenditures. The Company uses free cash flow, among other measures, to evaluate its operating performance. Management believes free cash flow provides investors with an important perspective on the Company’s cash available to service debt and the Company’s ability to make strategic acquisitions and investments, maintain its capital assets and fund ongoing operations. As a result, free cash flow is a significant measure of the Company’s ability to generate long term value. The Company believes the presentation of free cash flow is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by management. In addition, free cash flow is also a primary measure used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry.
(2) As free cash flow is not a measure of performance calculated in accordance with GAAP, free cash flow should not be considered in isolation of, or as a substitute for, net income as an indicator of operating performance or net cash provided by (used in) operating activities as a measure of liquidity. Free cash flow, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies. In addition, free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of the Company’s ability to fund its cash needs. In arriving at free cash flow, the Company adjusts net cash provided by (used in) operating activities to remove the impact of cash flow timing differences to arrive at a measure which the Company believes more accurately reflects funds available for discretionary use. Specifically, the Company adjusts net cash provided by (used in) operating activities (the most directly comparable GAAP financial measure) for capital expenditures, special charges, and deferred taxes, in addition to removing the impact of sources and or uses of cash resulting from changes in operating assets and liabilities. Accordingly, users of this financial information should consider the types of events and transactions which are not reflected.
Adjusted EBITDA is a non-GAAP financial measure that is reconciled to net cash provided by (used in) operating activities, its most directly comparable GAAP measure, in the accompanying financial tables. Adjusted EBITDA is defined as net cash provided by (used in) operating activities adjusted to exclude the following: interest expense, income tax expense (benefit), restructuring charges, special charges, other non-operating income, amortization of deferred financing costs and changes in assets and liabilities, including deferred tax assets and liabilities.

Adjusted EBITDA is used by the Company to calculate its compliance with its debt covenants under the terms of its senior secured notes and senior credit facility. The Company believes this measure is relevant and useful for investors because it allows investors to view performance in the same manner as the Company’s lenders (who also own approximately 22.5% of the Company’s equity as a result of the refinancing, excluding Gores).
Since Adjusted EBITDA is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, consolidated statements of operations and cash flow data prepared in accordance with GAAP. Adjusted EBITDA as the Company calculates it, may not be comparable to similarly titled measures employed by other companies. In addition, this measure does not necessarily represent funds available for discretionary use, and is not necessarily a measure of the Company’s ability to fund its cash needs. The Company uses Adjusted EBITDA as a liquidity measure, which is different from operating cash flow, the most directly comparable GAAP financial measure calculated and prepared in accordance with GAAP. Users of this financial information should consider the types of events and transactions which are excluded.
(3) As a result of our refinancing that closed on April 23, 2009, we applied the acquisition method of accounting and applied the SEC rules and the authoritative guidance regarding “push down” accounting treatment. Accordingly, our consolidated financial statements and transactional records prior to the closing of the refinancing on April 23, 2009 reflect the historical accounting basis in our assets and liabilities and are labeled predecessor company, while such records subsequent to the refinancing are labeled successor company and reflect the push down basis of accounting for the new fair values in our financial statements. This is presented in our consolidated financial statements by a vertical black line division which appears between the columns entitled predecessor company and successor company on the statements and relevant notes. The black line signifies that the amounts shown for the periods prior to and subsequent to the refinancing are not comparable. Management, however, continues to use such statements to measure the Company’s performance against comparable prior periods. For purposes of presenting a comparison of our 2009 results to the current periods, we have presented our 2009 results as the mathematical addition of the predecessor company and successor company periods. We believe that this presentation provides the most meaningful information about our results of operations. This approach is not consistent with GAAP, may yield results that are not strictly comparable on a period-to-period basis and may not reflect the actual results we would have achieved.

Forward-Looking Statements
Certain statements in this release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The words or phrases “guidance,” “expect,” “anticipate,” “estimates” and “forecast” and similar words or expressions are intended to identify such forward-looking statements. In addition any statements that refer to expectations or other characterizations of future events or circumstances are forward-looking statements. Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this release include, but are not limited to: continued declines in our operating income; our significant amount of indebtedness and limited liquidity; our ability to comply with the covenants of our debt; the higher cost of our indebtedness; the availability of additional financing and future amendments to our debt agreements; our future cash flow from operations and our ability to achieve our financial forecast; changes to our CBS arrangement; increased proliferation of free traffic content; introduction of The Portable People MeterTM; maintenance of an effective system of internal controls; increased competition and technological changes and innovations; failure to obtain or retain the rights in popular programming; acceptance of our content; continued consolidation in the industry; further impairment charges; and Gores’ influence over our corporate actions. Our key risks are described in our reports filed with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2009 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2010. Except as otherwise stated in this news announcement, Westwood One, Inc. does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.
Media Contact:
Chris Miller
Westwood One
212.641.2108
917-533-7224
chris_miller@westwoodone.com

WESTWOOD ONE, INC
CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

					Predecessor
	Successor Company				Company
	Three Months Ended			For the Period	For the Period
	September 30,		Nine Months Ended	April 24 to	January 1 to
	2010	2009	September 30, 2010	September 30, 2009	April 23, 2009
Revenue	$87,952	$78,474	$264,238	$136,518	$111,474

Operating costs	82,156	74,290	247,312	126,500	111,309
Depreciation and amortization	4,506	8,065	13,691	13,910	2,584
Corporate general and administrative expenses	2,346	3,562	9,174	5,875	4,519
Goodwill impairment	—	50,501	—	50,501	—
Restructuring charges	561	1,372	2,422	2,826	3,976
Special charges	1,496	820	4,295	1,188	12,819

Total expenses	91,065	138,610	276,894	200,800	135,207

Operating loss	(3,113)	(60,136)	(12,656)	(64,282)	(23,733)

Interest expense	5,822	4,925	17,191	9,617	3,222
Other expense	1,920	70	1,918	66	(359)

Loss before income tax	(10,855)	(65,131)	(31,765)	(73,965)	(26,596)
Income tax benefit	(3,616)	(11,581)	(12,385)	(14,231)	(7,635)

Net loss	$(7,239)	$(53,550)	$(19,380)	$(59,734)	$(18,961)

Net loss attributable to common stockholders	$(7,239)	$(131,686)	$(19,380)	$(141,283)	$(22,037)

Loss per share:
Common Stock
Basic	$(0.35)	$(10.03)	$(0.94)	$(18.19)	$(43.64)
Diluted	$(0.35)	$(10.03)	$(0.94)	$(18.19)	$(43.64)

Class B stock
Basic			$—	$—	$—
Diluted			$—	$—	$—

Weighted average shares outstanding:
Common Stock
Basic	20,921	13,135	20,671	7,769	505
Diluted	20,921	13,135	20,671	7,769	505

Class B stock
Basic				1	1
Diluted				1	1
See Non-GAAP Combined Consolidated Statement of Operations
for comparable 2009 Income Statement data.

WESTWOOD ONE, INC
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)

	September 30, 2010	December 31, 2009
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$4,058	$4,824
Accounts receivable, net of allowance for doubtful accounts	86,382	87,568
Income tax receivable	—	12,355
Prepaid and other assets	25,012	20,994

Total current assets	115,452	125,741
Property and equipment, net	36,925	36,265
Intangible assets, net	95,215	103,400
Goodwill	38,945	38,917
Other assets	2,652	2,995

TOTAL ASSETS	$289,189	$307,318

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$42,677	$40,164
Amounts payable to related parties	775	129
Deferred revenue	3,249	3,682
Accrued expenses and other liabilities	33,323	28,864
Current maturity of long-term debt	—	13,500

Total current liabilities	80,024	86,339

Long-term debt	135,631	122,262
Deferred tax liability	39,358	50,932
Due to Gores	10,144	11,165
Other liabilities	19,203	18,636

TOTAL LIABILITIES	284,360	289,334

Commitments and Contingencies

STOCKHOLDERS’ EQUITY
Common stock, $.01 par value: authorized: 5,000,000 shares issued and outstanding: 20,544 (2010) and 20,544 (2009)	213	205
Class B stock, $.01 par value: authorized: 3,000 shares; issued and outstanding: 0	—	—
Additional paid-in capital	87,611	81,268
Net unrealized gain	(15)	111
Accumulated deficit	(82,980)	(63,600)

TOTAL STOCKHOLDERS’ EQUITY	4,829	17,984

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$289,189	$307,318

WESTWOOD ONE, INC
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(unaudited)

	Successor Company		Predecessor Company
	For the Nine Months	For the Period	For the Period
	Ended September 30,	April 24 to	January 1 to
	2010	September 30, 2009	April 23, 2009

Cash Flows from Operating Activities:
Net loss	$(19,380)	$(59,734)	$(18,961)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	13,691	13,910	2,584
Goodwill and intangible asset impairment	—	50,501	—
Loss on disposal of property and equipment	—	173	188
Deferred taxes	(12,167)	(15,824)	(6,873)
Federal tax refund	12,940	—	—
Non-cash equity-based compensation	2,671	2,385	2,110
Paid-in-kind interest	4,348	2,922	—
Change in fair value of derivative liability	1,478	—	—
Amortization of deferred financing costs	—	—	331
Net change in other assets and liabilities	5,323	(10,811)	19,844

Net cash provided by (used in) operating activities	7,426	(16,478)	(777)

Cash Flows from Investing Activities:
Capital expenditures	(7,058)	(2,355)	(1,384)

Net cash used in investing activities	(7,058)	(2,355)	(1,384)

Cash Flows from Financing Activities:
Proceeds from Revolving Credit Facility	10,000	—	—
Repayments of Senior Notes	(15,500)	—	—
Issuance of common stock to Gores	5,000	—	—
Payments of capital lease obligations	(634)	(376)	(271)
Deferred financing costs	—	(228)	—
Proceeds from term loan	—	20,000	—
Debt repayments	—	(25,000)	—
Issuance of Series B Convertible Preferred Stock	—	25,000	—

Net cash (used in) provided by financing activities	(1,134)	19,396	(271)

Net increase in cash and cash equivalents	(766)	563	(2,432)
Cash and cash equivalents,beginning of period	4,824	4,005	6,437

Cash and cash equivalents, end of period	$4,058	$4,568	$4,005

WESTWOOD ONE, INC
ADJUSTED EBITDA RECONCILIATION
(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Net loss	$(7,239)	$(53,550)	$(19,380)	$(78,695)
Plus:
Interest expense	5,822	4,925	17,191	12,839
Income taxes provision (benefit)	(3,616)	(11,581)	(12,385)	(21,866)
Depreciation and amortization	4,506	8,065	13,691	16,494
Goodwill and intangible impairment	—	50,501	—	50,501
Restructuring and special charges (a)	2,057	2,192	7,313	20,809
Sigalert earn-out (b)	250	—	250	—
Losses (gains) on sales of securities	—	—	—	—
Other non-operating losses (gains)	1,920	69	1,918	(293)
Stock-based compensation	790	1,533	2,671	4,495

Consolidated Adjusted EBITDA	$4,490	$2,154	$11,269	$4,284

(a)	Includes $596 of special charges classified as operating costs in the Statement of Operations for the six months ended June 30, 2010.

(b)
SigAlert earn-out refers to payments made to the members of Jaytu under the acquisition agreements in connection with the delivery and acceptance of certain traffic products in accordance with specifications mutually agreed upon by the parties.

WESTWOOD ONE, INC
FREE CASH FLOW RECONCILIATION
(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Net cash provided by operating activities	$(5,796)	$(2,151)	$7,426	$(17,255)
(Less) Capital expenditures	(2,518)	(809)	(7,058)	(3,739)

Free Cash Flow	$(8,314)	$(2,960)	$368	$(20,994)

WESTWOOD ONE, INC.
NON-GAAP COMBINED CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands)
(unaudited)

	Successor Company	Predecessor Company	Combined Total
	For the Period April 24 to	For the Period January 1 to	Nine Months Ended
	September 30, 2009	April 23, 2009	September 30, 2009
Revenue	$136,518	$111,474	$247,992

Operating costs	126,500	111,309	237,809
Depreciation and amortization	13,910	2,584	16,494
Corporate general and administrative expenses	5,875	4,519	10,394
Goodwill and intangible impairment	50,501	—	50,501
Restructuring charges	2,826	3,976	6,802
Special charges	1,188	12,819	14,007

Total expenses	200,800	135,207	336,007

Operating loss	(64,282)	(23,733)	(88,015)

Interest expense	9,617	3,222	12,839
Other expense (income)	66	(359)	(293)

Loss before income tax	(73,965)	(26,596)	(100,561)
Income tax benefit	(14,231)	(7,635)	(21,866)

Net loss	$(59,734)	$(18,961)	$(78,695)